Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Improved Six-Month Results
Richmond, VA • November 5, 2015 / PRNEWSWIRE
HIGHLIGHTS
Six Months
Operating income up $18 million, to $32 million
Revenues were flat, at $732 million
Dividend increase announced for the 45th consecutive year
Second Quarter
Operating income up $15 million, to $37 million
Net income up 50%, to $22.5 million
Diluted earnings per share of $0.81
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the first half of fiscal year 2016, which ended on September 30, 2015, was $16.5 million, or $0.40 per diluted share, compared with $15.7 million, or $0.35 per diluted share for the same period last year. Results for the six months ended September 30, 2015, included restructuring and impairment costs of $2.4 million ($0.07 per diluted share). Last year’s results for the six months ended September 30, 2014, included an income tax benefit of $8.0 million (or $0.34 per diluted share), arising from a subsidiary’s payment of a portion of a fine following the unsuccessful appeal of a long-running court case, and restructuring costs of $3.4 million ($0.09 per diluted share). Excluding those items in both years, net income for the six months increased $8.1 million ($0.37 per diluted share) compared to the same period last year. For the second fiscal quarter ended September 30, 2015, net income was $22.5 million, or $0.81 per diluted share, compared with net income for the prior year’s second quarter of $15.0 million, or $0.48 per diluted share.

Segment operating income for the first half of fiscal year 2016 was $34.6 million, an increase of $13.7 million, and for the quarter ended September 30, 2015, was $38.1 million, an increase of $9.6 million, both compared to the same periods last fiscal year. Those increases resulted primarily from earnings

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Universal Corporation

improvements in the Other Regions segment, offset in part by declines in the Other Tobacco Operations segment. Consolidated revenues decreased by 1% to $731.8 million for the first half of fiscal year 2016, and by 2% to $456.4 million for the three months ended September 30, 2015, compared to the same periods in the prior year, mostly as a result of higher volumes offset by lower average green prices, as well as lower processing revenues.
Mr. Freeman stated, “We are pleased with the performance of our operations in the first half of this year, which has progressed as expected given the lingering effects of an oversupplied market. Our results for the six months ended September 30, 2015, include higher sales volumes, lower overhead costs, and better overall margins in our key operating regions, due in part to efforts in recent years to improve efficiencies and reduce costs in our business. We continue to support supply chain efficiencies such as in Poland where we recently announced an agreement to assume processing of tobaccos in crop year 2015 for a major customer, giving rise to improved processing efficiencies in that country.
“We still anticipate that total lamina sales volumes from the current year’s crops will slightly exceed those of last year. Similar to last year, we expect strong shipments in the second half of the fiscal year, but this year we expect much heavier volumes will ship in the fourth fiscal quarter. Due to this later timing, and depending upon factors such as port and container availability, some shipments may fall into the first fiscal quarter of 2017.
“We are monitoring weather conditions around the world that will likely have a negative impact on 2016 crop quality and production levels. As a result of the recent heavy rains and hail in southern Brazil from an El Nino weather pattern, we have reduced production projections for both flue-cured and burley in that country by about 8%. The smaller crop sizes could decrease our buying program there next year. The same weather pattern may also affect Africa, decreasing rainfall and impacting crop sizes and quality. We believe that the combination of this weather pattern and reduced plantings in some origins will bring markets largely into balance in fiscal year 2017.
“Construction of the processing facility for our new food ingredients business has been substantially completed, and we expect to begin commercial production in our third fiscal quarter. In addition, as we begin the second half of our fiscal year, we believe we are well-positioned with low uncommitted inventories and a strong balance sheet, and we continue to reward our shareholders as evidenced by our 45th consecutive annual dividend increase announced earlier today. ”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

Operating income for the Other Regions segment increased by $15.3 million to $26.4 million for the first half of fiscal year 2016, compared to the first half of the prior fiscal year. The improvement was largely attributable to reduced selling, general, and administrative costs, although higher sales volumes for the segment and better overall margins in most regions also contributed to the earnings increase. Sales from carryover crops in Africa and higher volumes in Asia helped mitigate declining volumes and the effect of devaluation of local currencies on U.S. dollar-translated results for the Europe region. The South America region saw positive cost comparisons in the first half of the year from the suspension of operations in Argentina last year. Selling, general, and administrative expenses for the segment improved on the absence of last year’s large value-added tax valuation provision, lower incentive compensation costs, and the impact of a stronger U.S. dollar on local currency expenses. These improvements were partially offset by higher net currency remeasurement and exchange losses, mainly in Africa and Asia, and the costs incurred in the current quarter to settle third party challenges to the property rights and valuation of a large tract of forestry land.

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Universal Corporation

Revenues for the Other Regions segment for the six months ended September 30, 2015 were down about 4% to $548.4 million, reflecting the higher volumes at lower average green leaf prices for the segment as a whole, as well as a decline in processing revenues.

Operating income for the Other Regions segment increased $12.6 million to $34.2 million in the quarter ended September 30, 2015, compared with the quarter ended September 30, 2014. A combination of stronger sales volumes, lower inventory writedowns, lower green leaf costs, a better product mix, and lower local-currency factory overheads contributed to improved margins for the segment. Selling, general, and administrative expenses declined slightly for this segment in the second fiscal quarter as lower incentive compensation costs and the positive effect of the stronger U.S. dollar on other local currency-denominated overheads were partly offset by the costs to settle third party challenges to the property rights and valuation of a large tract of forestry land. Revenues for the Other Regions segment declined slightly by $0.6 million to $371.0 million in the quarter ended September 30, 2015, compared with the prior year, on higher total volumes and a better mix, offset by lower average green prices and processing revenues.

NORTH AMERICA:
North America segment operating income of $7.2 million for the six months ended September 30, 2015, increased by $1.2 million, compared with the same period in the previous year. The improvement was driven by higher domestic volumes, mainly from carryover crop sales in the first fiscal quarter. Selling, general and administrative costs were higher for the period, but were flat as a percentage of sales. Segment revenues for the first half of fiscal year 2016 increased by $13.0 million to $98.0 million on those higher volumes, offset by modest declines in processing revenues and a less favorable product mix.
Segment operating income for the second quarter of fiscal year 2016 of $3.8 million was down by $0.5 million from last year’s comparable quarter. The earnings decline was mainly driven by higher selling, general, and administrative costs, including variances related to provisions for supplier advances and currency remeasurement losses in Mexico. Second quarter fiscal year 2016 revenues declined by about 7% to $49.4 million for the segment, mainly from lower sales and processing volumes.

OTHER TOBACCO OPERATIONS:
For the first half of fiscal year 2016, the Other Tobacco Operations segment’s operating income decreased by $2.8 million to $1.1 million from results for the same period last fiscal year. Earnings improved for the dark tobacco operations on higher volumes, as well as better margins and lower compensation costs. That improvement was offset by reduced earnings for the oriental joint venture due to lower volumes, partly resulting from later shipments this fiscal year, and higher currency remeasurement losses. In addition, the special services group incurred losses primarily on continuing startup costs for the new food ingredients business. Selling, general, and administrative costs for the segment were flat for the first half of the current fiscal year compared with the previous year. Revenues for the Other Tobacco Operations segment increased by $4.0 million to $85.4 million for the first half of fiscal year 2016, as the stronger volumes for the dark tobacco operations were partly offset by volume declines due to the timing of shipments of oriental tobaccos into the United States.
The Other Tobacco Operations segment operating income declined by $2.5 million to $0.1 million for the quarter ended September 30, 2015, compared with the same period for the previous fiscal year. Results for the dark tobacco business improved slightly for the second fiscal quarter, on better margins and stronger service cutting volumes. Selling, general, and administrative costs in the second fiscal quarter for the segment were negatively impacted by higher costs for the special services group and from higher currency remeasurement and exchange losses, mainly in the dark tobacco operations. Results in the fiscal quarter

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Universal Corporation

were down for the oriental joint venture on reduced volumes, due in part to shipments delayed into the second half of the fiscal year, and higher currency remeasurement losses, despite lower administrative costs for the period. Revenues for the segment declined by $3.2 million to $35.9 million for the second fiscal quarter as the improvements for the dark tobacco business were outweighed by lower sales volumes due to the timing of shipments of oriental tobaccos into the United States, compared to the same period in the prior year.

OTHER ITEMS:
Cost of goods sold decreased by about 2% to $585.3 million for the first half, and by about 5% to $358.3 million for the second quarter of fiscal year 2016. For both periods, the reductions reflect the lower revenues in the respective periods, from lower overall leaf prices, and improved margins. The second fiscal quarter was also influenced by an improved product mix and lower inventory writedowns.
Selling, general, and administrative costs decreased by $11.5 million in the first half of fiscal year 2016 and increased by $1.0 million for the second fiscal quarter compared with the same periods in the prior fiscal year. In both periods, benefits were achieved from a combination of items, including favorable comparisons to last year’s accruals for value-added tax reserves, lower loss provisions on advances to suppliers, lower incentive compensation costs, and reductions in local currency-denominated expenses from devaluation of foreign currencies, mainly in South America and Africa. Expense increases in the periods were driven by larger currency remeasurement losses, mainly in Africa and Asia, and the costs incurred in the current quarter to settle third party challenges to the property rights and valuation of a large tract of forestry land.
The consolidated effective income tax rates were approximately 27% and 24% for the quarters ended September 30, 2015 and 2014, respectively. The consolidated effective tax rate for the six-month period ended September 30, 2015, was approximately 24%. Income taxes for the first half of fiscal year 2015 were impacted by a non-recurring benefit of $8.0 million arising from the partial payment of the European Commission fine by our Italian subsidiary in June 2014.  Excluding that item, the consolidated effective tax rate for the six months ended September 30, 2014, was approximately 10%. The rates for all periods were lower than the 35% federal statutory rate because of lower net effective tax rates on income from certain foreign subsidiaries, as well as effects of changes in local currency exchange rates on deferred income tax balances.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income to consolidated operating income is in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes these items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.
This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2015, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2015.
At 5:00 p.m. (Eastern Time) on November 5, 2015, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through February 2, 2016. A taped replay of the call will be available through November 19, 2015, by dialing (855) 859-2056. The confirmation number to access the replay is 68333154.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2015, were $2.3 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$456,382	$464,116	$731,801	$735,588
Costs and expenses
Cost of goods sold	358,288	379,045	585,318	594,977
Selling, general and administrative expenses	60,810	59,809	112,106	123,586
Restructuring and impairment costs	—	3,350	2,389	3,350
Operating income	37,284	21,912	31,988	13,675
Equity in pretax earnings of unconsolidated affiliates	846	3,317	230	3,918
Interest income	205	67	444	210
Interest expense	3,912	4,852	7,796	8,872
Income before income taxes	34,423	20,444	24,866	8,931
Income tax expense (benefit)	9,359	4,960	5,927	(7,078)
Net income	25,064	15,484	18,939	16,009
Less: net income attributable to noncontrolling interests in subsidiaries	(2,599)	(459)	(2,421)	(267)
Net income attributable to Universal Corporation	22,465	15,025	16,518	15,742
Dividends on Universal Corporation convertible perpetual preferred stock	(3,687)	(3,713)	(7,374)	(7,425)
Earnings available to Universal Corporation common shareholders	$18,778	$11,312	$9,144	$8,317

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$0.83	$0.49	$0.40	$0.36
Diluted	$0.81	$0.48	$0.40	$0.35

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2015	2014	2015
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$68,970	$29,567	$248,783
Accounts receivable, net	303,963	290,162	434,362
Advances to suppliers, net	40,627	70,296	114,883
Accounts receivable—unconsolidated affiliates	59,370	98,707	1,907
Inventories—at lower of cost or market:
Tobacco	999,312	1,164,293	636,488
Other	85,222	100,516	62,195
Prepaid income taxes	19,779	28,138	17,811
Deferred income taxes	31,491	34,560	36,611
Other current assets	75,122	83,754	81,570
Total current assets	1,683,856	1,899,993	1,634,610

Property, plant and equipment
Land	16,583	17,022	16,790
Buildings	252,153	239,568	238,372
Machinery and equipment	585,466	577,064	576,010
	854,202	833,654	831,172
Less: accumulated depreciation	(539,749)	(528,722)	(525,783)
	314,453	304,932	305,389
Other assets
Goodwill and other intangibles	99,049	99,291	99,146
Investments in unconsolidated affiliates	79,995	88,841	76,512
Deferred income taxes	20,661	18,861	6,301
Other noncurrent assets	55,976	68,973	76,515
	255,681	275,966	258,474

Total assets	$2,253,990	$2,480,891	$2,198,473

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2015	2014	2015
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$86,095	$359,349	$59,862
Accounts payable and accrued expenses	155,824	154,826	140,112
Accounts payable—unconsolidated affiliates	98	1,150	3,281
Customer advances and deposits	67,100	57,723	30,183
Accrued compensation	18,423	20,272	28,232
Income taxes payable	5,612	11,164	9,243
Current portion of long-term obligations	—	118,750	—
Total current liabilities	333,152	723,234	270,913

Long-term obligations	370,000	230,000	370,000
Pensions and other postretirement benefits	93,588	74,975	97,048
Other long-term liabilities	37,472	34,567	36,790
Deferred income taxes	32,067	39,235	26,628
Total liabilities	866,279	1,102,011	801,379

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 218,490 shares issued and outstanding (219,999 at September 30, 2014, and 218,490 at March 31, 2015)	211,562	213,023	211,562
Common stock, no par value, 100,000,000 shares authorized, 22,680,233 shares issued and outstanding (23,183,259 at September 30, 2014, and 22,593,266 at March 31, 2015)	207,349	207,552	206,002
Retained earnings	1,005,353	971,391	1,020,155
Accumulated other comprehensive loss	(71,657)	(44,001)	(74,994)
Total Universal Corporation shareholders' equity	1,352,607	1,347,965	1,362,725
Noncontrolling interests in subsidiaries	35,104	30,915	34,369
Total shareholders' equity	1,387,711	1,378,880	1,397,094

Total liabilities and shareholders' equity	$2,253,990	$2,480,891	$2,198,473

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Six Months Ended September 30,
	2015	2014
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,939	$16,009
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	18,362	17,298
Amortization	446	816
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	(4,354)	(2,497)
Foreign currency remeasurement loss (gain), net	21,981	7,156
Restructuring and impairment costs	2,389	3,350
Other, net	481	(9,470)
Changes in operating assets and liabilities, net	(202,046)	(386,404)
Net cash used by operating activities	(143,802)	(353,742)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(28,457)	(30,571)
Proceeds from sale of property, plant and equipment	1,155	983
Net cash used by investing activities	(27,302)	(29,588)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	23,826	297,507
Repayment of long-term obligations	—	(7,500)
Dividends paid to noncontrolling interests	(1,260)	(1,977)
Issuance of common stock	—	187
Repurchase of common stock	—	(7,202)
Dividends paid on convertible perpetual preferred stock	(7,374)	(7,425)
Dividends paid on common stock	(23,536)	(23,661)
Net cash provided (used) by financing activities	(8,344)	249,929

Effect of exchange rate changes on cash	(365)	(564)
Net decrease in cash and cash equivalents	(179,813)	(133,965)
Cash and cash equivalents at beginning of year	248,783	163,532

Cash and cash equivalents at end of period	$68,970	$29,567

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except share and per share data)	2015	2014	2015	2014

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$22,465	$15,025	$16,518	$15,742
Less: Dividends on convertible perpetual preferred stock	(3,687)	(3,713)	(7,374)	(7,425)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	18,778	11,312	9,144	8,317

Denominator for basic earnings per share
Weighted average shares outstanding	22,675,323	23,178,082	22,649,270	23,200,589

Basic earnings per share	$0.83	$0.49	$0.40	$0.36

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$18,778	$11,312	$9,144	$8,317
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,687	—	—	—
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	22,465	11,312	9,144	8,317

Denominator for diluted earnings per share
Weighted average shares outstanding	22,675,323	23,178,082	22,649,270	23,200,589
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,848,766	—	—	—
Employee share-based awards	326,539	330,445	287,361	320,982
Denominator for diluted earnings per share	27,850,628	23,508,527	22,936,631	23,521,571

Diluted earnings per share	$0.81	$0.48	$0.40	$0.35

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2015	2014	2015	2014

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$49,421	$53,308	$97,993	$85,006
Other regions (1)	371,032	371,669	548,433	569,241
Subtotal	420,453	424,977	646,426	654,247
Other tobacco operations (2)	35,929	39,139	85,375	81,341
Consolidated sales and other operating revenues	$456,382	$464,116	$731,801	$735,588

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$3,783	$4,278	$7,199	$5,957
Other regions (1)	34,202	21,661	26,355	11,086
Subtotal	37,985	25,939	33,554	17,043
Other tobacco operations (2)	145	2,640	1,053	3,900
Segment operating income	38,130	28,579	34,607	20,943
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(846)	(3,317)	(230)	(3,918)
Restructuring and impairment costs (4)	—	(3,350)	(2,389)	(3,350)
Consolidated operating income	$37,284	$21,912	$31,988	$13,675

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax earnings of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.

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